Exhibit 99.1

Action Products Reports 2004 Sales Above Estimates.

Fourth Quarter and December Sales Sets Records.

ORLANDO, Fl –(Business Wire) – January 12, 2005 – Action Products International, Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, today announced that December sales were $488,700 vs., $191,900 in 2003, up 154.7% against an estimate of an 85% gain. This resulted in fourth quarter sales reaching a new record high of $3,017,000 vs. $1,843,100 in 2003, up 63.7%, which was against an estimate of $2,600,000. Sales for the year ending Dec. 31, 2004 were $9,109,200 vs. $8,217,900 in 2003, up 10.8%. which is well above the estimate of $8.6 million.

“Our sales figures were above our internal forecasts. Action’s upward sales momentum just never stopped and we had the inventory to back up the demand,” said Ron Kaplan, CEO. “We see this momentum continuing into 2005 however, it is too early to give sales guidance for 2005 except to say that we expect another record year. We will be announcing a new license later this month, which should bear fruit in the second half of 2005 and 2006. This year our goal is profitability. We are trying to get ourselves more financially secure which will arm us for future acquisitions. There are a lot of opportunities for us to grow rapidly as we add new and expand our current branded lines. We want to be ready to pick the best that is out there. APII is looking forward to a best ever Toy Show in February in New York City. We will be showing several exciting new products under our present brands.”

The company expects to report full audited financial results by February 25.

Action Products International, Inc. is a multi brand designer and manufacturer of educational and positive branded toys emphasizing fun. Quality brands including JAY JAY THE JET PLANE Wooden Adventure System™, I Dig Dinosaurs® and I Dig Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Wild Climbers™ and Climb@Tron™ window-climbing animals and robots, Play and Store™ themed playsets, Kidz Workshop™ wooden projects, Drop Zone Extreme™ parachute toys, and Curiosity Kits®, a leading, award-winning specialty brand for kids’ craft and activity kits. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets.

For more information on Action Products’ toys, visit the Company’s web site at www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.